Exhibit 99.1

Monarch Financial Holdings Declares Cash

Dividend on Preferred Stock

CHESAPEAKE, VIRGINIA (November 15, 2012) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the holding company for Monarch Bank, announced that its Board of Directors on November 15, 2012, declared a regular quarterly cash dividend of $0.4875 per share on its 7.80% Series B Noncumulative Convertible Preferred Stock. The dividend is payable on December 31, 2012 to shareholders of record on December 1, 2012. The amount and declaration of future cash dividends are subject to Board of Director’s approval in addition to regulatory restrictions.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with eleven banking offices in Chesapeake, Norfolk, Suffolk, Virginia Beach, and Williamsburg, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Monarch Mortgage and our affiliated mortgage companies have thirty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, Monarch Bank Private Wealth (Private banking, trust and investments), OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK,” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the symbol “MNRKP.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	November 15, 2012